UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

February 23, 2010
Date of Report (date of Earliest Event Reported)

DAULTON CAPITAL CORP.
(Exact Name of Registrant as Specified in its Charter)

NEVADA		30-0459858
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

3960 Howard Hughes Parkway, Suite 500, Las Vegas, NV 89169
 (Address of principal executive offices and zip code)

(888) 387-1403
 (Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into Material Definitive Agreement.

On February 23, 2010, Daulton Capital Corp., a Nevada corporation (the “Company”) and Shawn Ryan, an individual (“Ryan”) entered into an option agreement (the “Agreement”) for the Company to purchase from Ryan an undivided interest in the mining claims of a property described as the “Balarat Property”.  The Agreement provides the Company with the option to earn 100% interest in the Balarat Property from Ryan by making staged cash payments and issuing common shares of the company on or before Aug 20, 2013.  Ryan will retain a 2% net smelter return interest that requires an advance royalty payment in the amount of $30,000 starting Aug 20, 2014.  At the option of the Company, the net smelter return interest may be reduced to 1% upon making a $2 million dollar payment to Shawn Ryan.  A fully executed copy of the Agreement is attached as Exhibit 99.1 to this Form 8-K.

The Company’s exploration plans for the Balarat Property is to establish a soil and ground magnetic survey over the GSC anomalous silt drainage.  The soil sampling program will be followed up with a portable excavator trenching program that the Company believes will generate numerous quality drill targets.

The Ballarat Property consists of 38 Yukon Quartz Mining Clams located in the Dawson Mining District, Yukon Territory, Canada.  The claim block is situated 3 miles south east of the Underworld resources, Black Fox Property.  The claim block covers 1900 acres or 7.6 square kilometers and straddles Balarat Creek.

On February 23, 2010, the Company issued a press release announcing the signing of the Agreement as described above.  A copy of the press release is attached hereto as Exhibit 99.2.

Item 9.01	Exhibits.

99.1	Option Agreement between Daulton Capital Corp. and Shawn Ryan

99.2	Press Release dated February 23, 2010

Signature

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAULTON CAPITAL CORP.

Date: February 25, 2010	By:	/s/ Terry Fields
Name: Terry Fields
Its: Chief Executive Officer